Exhibit 10.61

LV ADMINISTRATIVE SERVICES, INC.

as Administrative and Collateral Agent

875 THIRD AVENUE, 3RD FLOOR

NEW YORK, NEW YORK 10022

October 19, 2011

Accentia Biopharmaceuticals, Inc.

324 S. Hyde Park Ave.

Suite 350

Tampa FL 33606

Attn: President

Re: Sale of Analytica and Agreement for Pre-payment of Accentia Term Notes

Ladies and Gentlemen:

Reference is made to (a) that certain Term Loan & Security Agreement dated as of November 17, 2010 (as amended, supplemented, restated or modified from time to time, the “Term Loan & Security Agreement”) by and between LV Administrative Services, Inc. (“LV”) as Agent for and on behalf of each of the creditor parties named therein (the “Lenders”) and Accentia Biopharmaceuticals, Inc. (“Accentia”); and (b) the Ancillary Agreements (as defined in the Term Loan & Security Agreement). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Term Loan & Security Agreement or the Ancillary Agreements, as applicable.

WHEREAS, Accentia has an opportunity to sell Analytica and to pre-pay a portion of the Accentia Term Notes; and

WHEREAS, pursuant to Section 42 of the Term Loan & Security Agreement, LV has the authority to enter into this Letter Agreement modifying, amending and waiving certain terms and provisions of the Term Loan & Security Agreement and the Ancillary Agreements, which action will constitute the valid and binding action on behalf of each of the Lenders.

In consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Accentia and LV as designated Agent for and on behalf of the Lenders hereby agree to, and acknowledge, the following:

1.	SALE OF ANALYTICA AND PRE-PAYMENT OF ACCENTIA TERM NOTES.

The items set forth in Sections 1(A) to 1(F) shall immediately and automatically take place upon the satisfaction of all of the following conditions on or before December 31, 2011: (i) Accentia closes the sale of the assets or stock of Analytica to a non-affiliated third party on before December 31, 2011; and (ii) LV receives a minimum of $4 million representing all of the cash proceeds from the closing of the sale of Analytica (the “Note Pre-payment”). For clarification, the cash proceeds from the closing of the sale of Analytica shall not include any future, contingent portions of the purchase price not paid at closing (the “Earn-out Payments”) or any cash, deposits or accounts receivable on the books of Analytica and retained by Accentia as part of the closing.

A.	Analytica, all assets of Analytica, all guaranties made by Analytica, Analytica’s IP and any and all other obligations of Analytica or concerning the assets of Analytica under any and all agreements with LV and/or the Lenders, including but not limited to all security agreements, pledge agreements, guarantees and stock pledge agreements, shall be automatically, immediately and irrevocably released by LV on its behalf and on behalf of all Lenders. For clarification, immediately and automatically upon the receipt by LV of the Note Pre-payment, Analytica and all of the assets of Analytica shall be free from any security interest or claim by LV or Lenders whether arising under from the Term Loan & Security Agreement and the Ancillary Agreements or otherwise. Specifically, but not by way of limitation of the foregoing, the Grant of Security in Intellectual Property (of Analytica), the Guaranty (of Analytica), and the Stock Pledge Agreement (of Analytica Common Stock), each of which are Ancillary Agreements, shall be automatically terminated and of no further force or effect upon the receipt by LV of the Note Pre-payment. In furtherance of the foregoing, LV as Agent for and on behalf of each of the Lenders shall immediately upon receipt of the Note Pre-payment: (i) execute and file the UCC-3 attached hereto as an exhibit, (ii) return all shares of Analytica common stock and related stock powers held by LV as collateral, and (iii) execute and deliver to Accentia any additional documents requested by Accentia to carry out and effectuate the termination of security and collateral interests in or against Analytica and its assets and stock.

B.	LV on its behalf and on behalf of the Lenders hereby irrevocably waive, release and give up all rights to or interests in any and all Earn-out Payments included as part of the purchase price for the sale of Analytica.

C.	The remaining balance due under the Accentia Term Notes after the Note Pre-payment with a current maturity date of November 17, 2012 (including any accrued but unpaid interest) shall automatically become due and payable on November 17, 2013. For clarification, upon receipt by LV of the Note Pre-payment, the maturity date of the Accentia Term Notes will by virtue of this Letter Agreement be automatically extended for one year beyond their current maturity date.

D.	Notwithstanding the release by LV and Lenders of all liens on the Analytica assets, guaranties of Analytica, and the pledge of the Analytica Common Stock, LV and Lenders will continue to hold the first security interest in 20,115,818 shares of the common stock of Biovest International, Inc. which have been pledged by Accentia as collateral for the Accentia Term Notes.

E.	The requirement set forth pursuant to Section 2.2(b) of the Accentia Term Notes that thirty percent (30%) of any capital raised by Accentia be paid to LV on behalf of Lenders to pre-pay the Accentia Term Notes in the aggregate amount for all Term Notes is hereby automatically and irrevocably waived until the earlier of i) March 31, 2012 or ii) the date on which a maximum of $5.0 million in new capital is raised by Accentia (the “$5.0 Million Carve-Out”). For purposes of clarity and by way of example, if prior to March 31, 2012, Accentia were to raise new capital totaling $6.0 million, Accentia will be required to pre-pay the Accentia Term Notes (in the aggregate) only in the amount of $300,000 ($6.0 million less the $5.0 Million Carve-Out multiplied by 30%). It is expressly agreed and acknowledged that for purposes of this provision any funds received by Accentia on account of the sale of Analytica shall not be counted toward the $5.0 Million Carve-Out.

F.	All other terms and conditions of the Term Loan & Security Agreement and the Ancillary Agreements not specifically amended hereby shall remain in full force and effect.

3.	MISCELLANEOUS.

A.	Except as specifically amended herein, the Term Loan & Security Agreement and each Ancillary Agreement shall remain in full force and effect, and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Letter Agreement shall not operate as a waiver of any right, power or remedy, nor constitute a waiver of any provision of the Term Loan & Security Agreement or any Ancillary Agreement except as otherwise provided herein. This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

B.	If Accentia does not close the sale of Analytica on or before December 31, 2011, this Letter Agreement shall automatically terminate and be of no continuing effect.

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This Letter Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile or ‘pdf’ transmission shall be deemed to be an original signature hereto.

Very truly yours,

LV ADMINISTRATIVE SERVICES, INC., as administrative/collateral agent for the Lenders named below

By:	/s/ Patrick Regan
Name: Patrick Regan
Title: Authorized Signatory

LENDERS:
LAURUS MASTER FUND, LTD.
VALENS U.S. SPV I, LLC
VALENS OFFSHORE SPV I, LTD.
VALENS OFFSHORE SPV II, CORP.
ERATO
PSOURCE STRUCTURED DEBT LIMITED

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Samuel S. Duffey
Name: Samuel S. Duffey
Title: President
Signed: November 2, 2011